EXHIBIT 99.1

Shengkai Innovations, Inc. Reports FY2013 First Quarter Results

TIANJIN, China, Nov. 14, 2012 (GLOBE NEWSWIRE) -- Shengkai Innovations, Inc. (Nasdaq:VALV) ("the Company", "Shengkai", "we", or "our"), a leading ceramic valve manufacturer in the People's Republic of China (the "PRC"), today announced results for its fiscal year 2013 ("FY2013") first quarter ended September 30, 2012.

FY2013 First Quarter Highlights

  Revenues were approximately $4.7 million compared with approximately $11.0 million in the first quarter of fiscal year 2012 ("FY2012");
  Revenues from the electric power segment were approximately $0.8 million compared with approximately $3.5 million in the first quarter of FY2012;
  Revenues from the petrochemical and chemical segment were approximately $3.4 million compared with approximately $6.7 million in the first quarter of FY2012; and
  Gross profit was approximately $1.8 million with a gross margin of 37.9%, compared with approximately $4.8 million and 43.7% in the first quarter of FY2012.

FY2013 First Quarter Results

Revenues in the first quarter were approximately $4.7 million as compared to approximately $11.0 million in the first quarter of FY2012. Quarterly ceramic valves output was 952 sets as compared to 1,978 sets a year ago. Facing the general economic slowdown in the PRC, Shengkai continues the transition of target market segment from the electric power industry to domestic and international petrochemical and chemical industry.

During the first quarter of FY2013, revenues from electric power industry, petrochemical and chemical industry, and other industries accounted for 16.4%, 72.9% and 10.7% of the quarterly revenues, respectively, compared with 31.8%, 61.0% and 7.2% in the first quarter of FY2012.

Specifically, revenues from the electric power industry were approximately $0.8 million compared with approximately $3.5 million in the first quarter of FY2012. The decrease was primarily due to the general slowdown in economy as well as the ongoing operational transition into the petrochemical and chemical industry.

During the first quarter, revenues from the petrochemical and chemical industry were approximately $3.4 million compared with approximately $6.7 million in the first quarter of FY2012. The decrease was primarily due to the general slowdown in economy.

Revenues from other industries, including the aluminum and metallurgy industries were approximately $0.5 million compared with approximately $0.8 million in the first quarter of FY2012. Due to its limited market potential, other industries will continue to remain peripheral to the Company's core priorities.

In the first quarter, cost of sales decreased 53.2% year-over-year to approximately $2.9 million from approximately $6.2 million in the first quarter of FY2012. Cost of sales as a percentage of revenues was 62.1% compared with 56.3% in the comparable period a year ago due to decrease in sales volume and decrease in average selling price of the product mix as we sold more lower-priced products in this quarter.

Gross profit in the first quarter was approximately $1.8 million compared with approximately $4.8 million for the first quarter of FY2012. The decrease was primarily attributable to decrease in sales volume and decrease in average selling price of the product mix as we sold more lower priced products in this quarter. Gross margin was 37.9%, compared with 43.7% for the first quarter of FY2012. The decrease in gross margin was primarily due to increase in material prices, which were spread over a smaller revenue base.

Selling expenses in the first quarter decreased by 42.0% year-over-year to approximately $0.6 million from approximately $1.1 million for the comparable period in FY2012. Commissions paid to agents for introducing new sales decreased year-over-year to approximately $0.4 million from approximately $0.9 million in the first quarter of FY2012. Since minor components of selling expenses such as sales staff's salaries, sales offices' administrative expenses and after-sale service expenses are flat-rate and did not diminish proportionally to revenue decrease, selling expenses as a percentage of quarterly sales increased to 13.1% from 9.5% in the first quarter of FY2012.

General and administrative ("G&A") expenses in the first quarter were approximately $1.0 million, down from approximately $3.4 million for the comparable period in FY2012. Excluding the non-cash share-based compensation, G&A expenses in the first quarter were approximately $0.8 million, compared with approximately $1.3 million for the comparable period of FY2012.

Total operating expenses in the first quarter of FY2013 were approximately $1.6 million compared with approximately $4.5 million for the comparable period in FY2012. Operating income in the first quarter of FY2013 was approximately $0.1 million compared with approximately $0.4 million for the comparable period in FY2012.

Excluding the non-cash share-based compensation, non-GAAP operating income was approximately $0.3 million, compared with non-GAAP operating income of approximately $2.5 million for the comparable period in FY2012.

Provision for income taxes in the first quarter was approximately $0.2 million compared with approximately $0.5 million in the first quarter of FY2012. In April 2010, Tianjin Shengkai, the Company's operating entity in Tianjin, PRC, was awarded the status of "High Technology" enterprise by the local government. The tax rate for a "High Technology" enterprise is 15% and Tianjin Shengkai was taxed at that rate from January 1, 2010 through December 31, 2011. The Company expects to renew such treatment in calendar 2012.

GAAP net income was approximately $53,000 compared with approximately $0.9 million in the first quarter of FY2012. Diluted earnings per share were $0.003 compared to $0.052 in the first quarter of FY2012.

Excluding the non-cash items of share-based compensation and changes in fair value of instruments, non-GAAP net income was approximately $0.3 million in the first quarter compared with approximately $2.2 million in the first quarter of FY2012. The decrease was primarily due to the decline in revenues resulting from slowdown in PRC economy and operational transition, coupled with higher raw material costs. Non-GAAP earnings were $0.015 per diluted share compared with $0.12 per diluted share in the first quarter of FY2012.

Note: The earnings per share data for the first quarter of FY2012 have been retroactively restated to reflect the 1-for-2 reverse stock split effected on March 9, 2012.

GAAP to Non-GAAP Reconciliation Table (Unaudited)
(in U.S. Dollars)
	For the Three Months Ended September 30,
	2012	2011
GAAP Net Income	$ 52,777	$ 944,338
Add back/(Subtract):
Share-based compensation – employee options and stock awards	194,027	2,146,968
Changes in fair value of instruments	20,536	(926,637)
Non-GAAP Net Income	$ 267,340	$ 2,164,669
GAAP Earnings per share (diluted)	$ 0.003	$ 0.052
Non-GAAP Earnings per share (diluted)	$ 0.015	$ 0.120

Financial Condition

As of September 30, 2012, the Company had cash and cash equivalents of approximately $66.7 million and accounts receivable of approximately $8.5 million compared to approximately $64.8 million cash and cash equivalents and approximately $9.4 million of accounts receivable as of June 30, 2012. Total current liabilities as of September 30, 2012 were approximately $2.9 million, compared with approximately $3.5 million as of June 30, 2012. Additionally, the Company has no short-term or long-term debts.

Net cash flow provided by operating activities was approximately $2.2 million for the first quarter of FY2013 compared with approximately $2.0 million in the first quarter of FY2012. The increase was primarily attributable to the reduced working capital requirements in the first quarter of FY2013 despite the decrease in net income.

Business Outlook

In response to the business disruptions and changes in the global ceramic valves industry as well as in PRC's economic conditions, management of the Company has decided to gradually phase out its less profitable domestic market segments including the electric power market and focus on expanding its presence in the more profitable domestic and foreign oil and chemical industries where ceramic valve products typically command higher prices. The Company has increased its product sales price to match industry levels and to reflect its superior product quality. The Company has also been making efforts to streamline operations through headcount reduction and other cost-saving measures to conserve capital and reduce the impact of revenue loss.

Additionally, the Company will continue to leverage its self-developed ceramic material technologies to continue in-house and joint research and development of innovative and superior-performance products for the international oil and chemical markets and commit its resources to expanding the acceptance of its products overseas.

As such, we expect that in the immediately following quarter ended December 31, 2012, total revenues would remain flat, and major contribution to our sales would be from the petrochemical and chemical industry. Such situation may persist until our marketing and sales efforts on some new customers and projects pay off, and the expansion in the international market picks up meaningfully. Successful penetration into international oil and chemical markets would also require the Company to obtain various certifications, including but not limited to different class API certification, such as API 6A which covers higher pressure valve products, and other firm-specific supplier qualifications, which will take time to go through various application procedures, develop new products and invest in additional or different equipment.

Non GAAP Financial Measures

To supplement the Company's consolidated financial statements for the three months ended September 30, 2012 and 2011 presented on a GAAP basis, the Company provided non-GAAP financial information in this release that excludes the impact of non-cash items of i) share-based compensation costs related to the stock options and stock awards granted to independent directors and management staff, and (ii)  changes in the fair value of instruments as a result of adoption on July 1, 2009 of FASB ASC Topic 815, "Derivative and Hedging" ("ASC 815"). The Company's management believes that these non-GAAP measures, namely non-GAAP operating and net income and non-GAAP diluted earnings per share, provide investors with a better understanding of how the results relate to the Company's current and historical performance. The additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies. Management believes that these non-GAAP financial measures are useful to investors because they exclude non-cash expenses that management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement, because these measures provide a consistent method of comparison to historical periods. Moreover, management believes that these non-GAAP measures reflect the essential operating activities of the Company. In addition, the provision of these non-GAAP measures allows investors to evaluate the Company's performance using the same methodology and information as that used by the Company's management. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measure. However, the Company's management compensates for these limitations by providing the relevant disclosure of the items excluded.

About Shengkai Innovations, Inc.

Shengkai Innovations is primarily engaged in the design, manufacture and sale of ceramic valves, high-tech ceramic materials and the provision of technical consultation and related services. The Company's industrial valve products are used by companies in the electric power, petrochemical and chemical, metallurgy and other industries as high-performance, more durable alternatives to traditional metal valves. The Company was founded in 1994 and is headquartered in Tianjin, PRC.

The Company is one of the few ceramic valve manufacturers in the world with research and development, engineering, and production capacity for structural ceramics and is able to produce large-sized ceramic valves with calibers of 6" (150mm) or more. The Company's product portfolio includes a broad range of valves that are sold throughout the PRC, to Europe, North America, United Arab Emirates, and other countries in the Asia-Pacific region. The Company has over 200 customers, and is the only ceramic valve supplier qualified to supply SINOPEC. The Company joined the supply network of China National Petroleum Corporation ("CNPC") in 2006 and subsequently received a CNPC Certificate of Material Supplier for valve products in 2011.

Safe Harbor Statements

Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the effect of political, economic, and market conditions and geopolitical events, legislative and regulatory changes, the Company's ability to expand and upgrade its production capacity, the actions and initiatives of current and potential competitors, and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SHENGKAI INNOVATIONS, INC.
(F/K/A SOUTHERN SAUCE COMPANY, INC.) AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS AT SEPTEMBER 30, 2012 AND JUNE 30, 2012
(Stated in US Dollars)

	September 30, 2012	June 30, 2012

ASSETS
Current Assets
Cash and cash equivalents	$ 66,738,082	$ 64,819,870
Restricted cash	--	124,433
Accounts receivable, net	8,546,808	9,388,820
Notes receivable	--	167,873
Other receivables	2,873,169	2,879,422
Advances to suppliers	2,378,166	2,339,362
Inventories	2,577,088	2,750,907
Total Current Assets	83,113,313	82,470,687
Property, plant and equipment, net	53,062,298	54,068,143
Land use rights, net	2,513,714	2,533,684
Other intangible assets, net	4,293,434	4,524,058
TOTAL ASSETS	$ 142,982,759	$ 143,596,572

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Notes payable	--	124,433
Accounts payable	1,814,606	1,942,262
Advances from customers	235,062	316,020
Other payables and accrued expenses	673,557	899,491
Income tax payable	183,582	240,438
Total Current Liabilities	2,906,807	3,522,644
Warrant liabilities	784	1,761
Preferred (conversion option) liabilities	502,641	481,128
TOTAL LIABILITIES	$ 3,410,232	$ 4,005,533

Commitments and Contingencies	$ --	$ --

SHENGKAI INNOVATIONS, INC.
(F/K/A SOUTHERN SAUCE COMPANY, INC.) AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Continued)
AS AT SEPTEMBER 30, 2012 AND JUNE 30, 2012
(Stated in US Dollars)

	September 30, 2012	June 30, 2012

STOCKHOLDERS' EQUITY
Preferred stock – $0.001 par value 15,000,000 shares authorized; 1,971,842 and 1,971,842 issued and outstanding as of September 30, 2012 and June 30, 2012, respectively.	$ 1,971	$ 1,971
Common stock -- $0.001 par value 100,000,000 shares authorized; 17,196,229 and 17,196,071 shares issued and outstanding as of September 30, 2012 and June 30, 2012, respectively.	17,197	17,197
Additional paid-in capital	71,889,594	71,695,567
Statutory reserves	11,196,604	11,196,604
Retained earnings	45,144,288	45,091,511
Accumulated other comprehensive income	11,322,873	11,588,189
TOTAL STOCKHOLDER'S EQUITY	139,572,527	139,591,039
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 142,982,759	$ 143,596,572

SHENGKAI INNOVATIONS, INC.
(F/K/A SOUTHERN SAUCE COMPANY, INC.) AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011
(Stated in US Dollars)

	Three months ended September 30,
	2012	2011

Revenues	$ 4,674,285	$ 11,011,127
Cost of sales	(2,901,143)	(6,196,651)
Gross profit	1,773,142	4,814,476
Operating expenses:
Selling expenses	(610,381)	(1,051,480)
General and administrative expenses	(1,034,493)	(3,406,035)
Total operating expenses	(1,644,874)	(4,457,515)
Income from operations	128,268	356,961
Other income, net	--	13,473
Interest income, net	128,650	165,942
Changes in fair value of instruments – gain (loss)	(20,536)	926,637
Income before income taxes	236,382	1,463,013
Income taxes	(183,605)	(518,675)
Net income	52,777	944,338
Foreign currency translation adjustment	(265,316)	1,285,784
Comprehensive income (loss)	(212,539)	2,230,122

Basic earnings per share*	$ 0.003	$ 0.058

Diluted earnings per share*	$ 0.003	$ 0.052

Basic weighted average shares outstanding*	17,196,219	16,375,534

Diluted weighted average shares outstanding*	18,182,140	18,052,914

* The earnings per share data and the weighted average shares outstanding for all periods have been retroactively restated to reflect the 1-for-2 reverse stock split effected on March 9, 2012.

SHENGKAI INNOVATIONS, INC.
(F/K/A SOUTHERN SAUCE COMPANY, INC.) AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011
(Stated in US Dollars)
	Three months ended September 30,
	2012	2011
Cash flows from operating activities
Net income	$ 52,777	$ 944,338
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	902,503	929,917
Amortization	257,999	254,089
Provision for doubtful accounts	(74,384)	44,402
Changes in fair value of instruments – (gain)	20,536	(926,637)
Stock based compensation	194,027	2,146,968
Changes in operating assets and liabilities:
(Increase) decrease in assets:
Accounts receivable	898,394	2,850,347
Notes receivable	167,570	(133,619)
Other receivables	700	(3,304)
Advances to suppliers	(43,283)	23,259
Inventories	168,535	207,172
Increase (decrease) in liabilities:
Notes payable	(124,209)	(1,093,491)
Accounts payable	160,272	(951,308)
Advances from customers	(80,358)	306,793
Other payables	(162,440)	(1,251,412)
Accruals	(61,789)	(71,761)
Income tax payable	(56,400)	(1,313,407)
Net cash provided by operating activities	2,220,450	1,962,346
Cash flows from investing activities
Proceeds from disposition of property, plant and equipment	--	(43,661)
Purchase of property, plant and equipment	(808)	(403,440)
Payment of construction in progress	--	(131,198)
Purchase of intangible assets	(20,983)	--
(Decrease) in accounts payable related to equipment purchase	(284,198)	--
Decrease in restricted cash	124,209	1,093,491
Net cash provided by (used in) investing activities	(181,780)	515,192

SHENGKAI INNOVATIONS, INC.
(F/K/A SOUTHERN SAUCE COMPANY, INC.) AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011
(Stated in US Dollars)

	Three months ended September 30,
	2012	2011

Net increase (decrease) in cash and cash equivalents	$ 2,038,670	$ 2,477,538

Effect of exchange rate changes on cash and cash equivalents	(120,458)	587,698

Cash and cash equivalents–beginning of year	64,819,870	59,870,108

Cash and cash equivalents–end of year	$ 66,738,082	$ 62,935,344

Supplementary cash flow information:

Interest received	$ 128,655	$ 165,942

Taxes paid	$ 240,005	$ 1,832,081

Non-cash transaction:
Preferred stock conversion to common stock	$ --	$ 2,900
Common stock issuance	$ --	$ 600
CONTACT: Shengkai Innovations, Inc.
         Linbin Zhang, Interim CFO
         +86-22-5883-8509
         ir@shengkai.com
         http://www.shengkaiinnovations.com